Exhibit 10.1
[Letterhead of General Cable Corporation]

October 12, 2016
Matti Masanovich
Dear Matti:
I am very pleased to extend an offer for you to join General Cable Corporation (the Company) as Senior Vice President and Chief Financial Officer, reporting to me. We look forward to having you join our dynamic Strategic Leadership Team (SLT) as we lead General Cable through an exciting transformation. This is an excellent time for you to join the Company, as we begin our strategic roadmap to the future.
Your start date will be mutually agreed upon and is expected to be in the near future (your actual start date is referred to as the “Effective Date”). Your position will be based in Highland Heights, Kentucky, with domestic and international travel to other locations as necessitated by the Company’s business.
Base Salary
Your annual base salary will be $475,000, and will be paid in accordance with the Company’s normal payroll procedures. Your annual salary shall be subject to review each year by the Compensation Committee of the Board (the “Compensation Committee”) at the same time as it reviews other executive officers’ compensation. Your annual base salary may be adjusted at the discretion of the Compensation Committee, based on my recommendation.
Annual Incentive Compensation
You will be eligible to participate in the Company’s Annual Incentive Plan (“AIP”). Your annual AIP target will be 70% of your base salary (i.e., $332,500). The maximum AIP payout is 200% of target. The Compensation Committee will establish the performance goals for the AIP each year. Payment of any AIP bonus will be made at the same time as AIP bonuses are paid to other executive officers of the Company. The AIP is subject to change in the Board’s discretion.
Long Term Incentive Compensation
You shall be eligible to participate in the General Cable Stock Incentive Plan (the “Equity Plan”). Your annual long-term incentive compensation target will be 225% of your annual salary (i.e., $1,068,750), commencing in 2017. The Equity Plan is subject to change in the Board’s discretion. You will be provided with copies of the relevant Equity Plan documents, which will govern the terms of these awards.
Upon the Effective Date, the Company will grant you the following equity grants for 2016 under the Equity Plan, upon approval by the Compensation Committee:

1.	Restricted Stock Units with respect to shares of Common Stock, with a target value of $139,063.

2.	Performance Stock Units with respect to shares of Common Stock, with a target value of $89,063.

Benefits
The Company offers a comprehensive benefits program that includes a 401(k) savings plan including company matching and retirement contributions, medical, dental, vision, and life insurance plans, short and long term disability insurance, and a deferred compensation plan including a benefits equalization component. You will be eligible for these programs according to the terms of the plans.
You will be eligible for three weeks of paid vacation annually during your employment, which you will begin accruing on the Effective Date, in addition to the Company’s paid holidays, subject to the terms of the Company’s vacation and paid time off policies and procedures.
The Company shall have the right, from time to time and in its sole discretion, to modify and amend all plans and benefits provided to its employees.
Cash Award
To assist with your transition, the Company will provide you with a one-time, cash payment of $50,000, subject to applicable taxes and withholdings. The sign-on award will be paid to you within fifteen (15) days of the Effective Date and is subject to recoupment by the Company, on a pro-rata basis, if you do not remain employed for at least three (3) years following the Effective Date.
Relocation and Temporary Living Accommodation
You will be entitled to relocation benefits for you and your immediate family’s move to the greater Cincinnati area in accordance with the Company’s Tier I Relocation Policy, provided that you remain employed by the Company through the applicable reimbursement date; as part of your transition, the Company will pay for temporary housing (property rental and utilities) in the greater Cincinnati area for up to nine months. You will receive tax assistance consistent with Company practice for certain relocation expenses permissible by law. Specific details are provided in the Tier I Relocation Policy document, which will be provided to you.
Executive Severance Plan
You shall be an Eligible Employee under the General Cable Corporation 2014 Executive Officer Severance Benefit Plan, as in effect from time to time (the “Executive Severance Plan”), and, accordingly, you shall be eligible for severance benefits in accordance with the terms of the Executive Severance Plan.
Recovery of Incentive Compensation
You agree that all incentive compensation, including cash and equity awards payable to you under this offer letter or otherwise, shall be subject to any applicable clawback policy adopted by the Board and all other applicable Company policies, consistent with applicable law.
Section 409A
Any payment under this offer letter that is subject to the requirements of section 409A of the Internal Revenue Code shall be made in a manner and upon an event permitted by section 409A. With respect to payments that are subject to section 409A, (i) amounts that are payable upon your termination of employment may only be made upon a “separation from service” under section 409A, and shall be subject to the six month delay applicable to specified employees, if applicable, (ii) each payment shall be treated as a separate payment for purposes of section 409A, (iii) in no event may you, directly or indirectly, designate the calendar year of any payment, and (iv) reimbursements and other in-kind benefits shall be made in accordance with the requirements of section 409A.

Employment is at-Will
Employment with the Company is for no specific period of time. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time, with or without advance notice, and for any reason or no particular reason or cause. The Company also reserves the right to modify or amend the terms of your employment at any time, with or without notice, and for any reason in its sole discretion, subject to the terms of this offer letter. This offer letter and the Non-Solicitation and Non-Disclosure Agreement described below are the full and complete agreement between you and the Company with respect to these matters.
Governing Law
This offer letter shall be governed and construed in accordance with the laws of the Commonwealth of Kentucky without regard to conflicts of law.
Conditions and Contingencies
This offer is contingent upon the satisfactory results of your employment references, background checks, pre-employment drug screening, and verification of eligibility to work in the United States; additionally, maintaining the authorization to continue to legally work in the US is a required continuing condition of employment. If the Company is not satisfied with the results of this review, the Company, in its sole discretion, may revoke this offer. In order to comply with the Immigration Reform and Control Act of 1986, you will need to provide proof of United States citizenship or the right to work in the United States on your first day of employment.
It is the Company’s policy to have all new employees sign the Company’s Non-Solicitation and Non-Disclosure Agreement (the “Non-Solicitation and Non-Disclosure Agreement”), a copy of which will be provided to you. This offer letter is contingent on your executing, on or before the Effective Date, the Non-Solicitation and Non-Disclosure Agreement and all other documents required to be signed pursuant to the Company’s new hire process for salaried employees.
This offer is also contingent upon your acknowledgement and representation to the Company that (a) there are no restrictions, agreements, or understandings whatsoever to which you are a party which would prevent or make unlawful your execution of this offer letter or the Non-Solicitation and Non-Disclosure Agreement or your employment with the Company, (b) your execution of this offer letter and the Non-Solicitation and Non-Disclosure Agreement and your employment hereunder shall not constitute a breach of any contract, agreement, or understanding, oral or written, to which you are a party or by which you are bound, and (c) you will not bring with you, disclose, or otherwise use any confidential, proprietary, or trade secret information acquired from any prior employer or third party, including such information created by you or others.
All payments under this offer letter shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this offer letter all federal, state, and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. You shall be solely responsible for all federal, state, and local taxes due with respect to any payment received under this offer letter or otherwise in connection with your employment.
Finally, the terms of your employment, including the initial equity award described herein, and your appointment as an Executive Officer of the Company, are subject to the approval of our Board of Directors and its Compensation Committee. I have discussed these items with members of our Board, and I do not anticipate any issues obtaining the requisite formal approvals in due course.

I look forward to working with you and am confident that you will make a significant contribution to the Company’s success. Should you have any questions regarding this offer, please do not hesitate to contact me.
Sincerely,
/s/ Michael T. McDonnell
Michael T. McDonnell
President and Chief Executive Officer
Terms and conditions accepted:
Signature: /s/ Matti Masanovich              Date: 11/2/2016

4